Exhibit 99.j

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the use of our report dated February 27, 2006 with respect to the financial statements of PAX World Balanced Fund, Inc., PAX World Growth Fund, Inc. and PAX World High Yield Fund, Inc. included in their Annual Report dated December 31, 2005 that is incorporated by reference into this Post-Effective Amendment Number 9 to the Registration Statement (Form N-1A No. 333-82133) of PAX World High Yield Fund, Inc.

ERNST & YOUNG LLP

Boston, Massachusetts

April 24, 2006